EX 99.1

ASV Holdings, Inc. Reports Third Quarter 2017 Results

Grand Rapids, MN, November 2nd, 2017 — ASV Holdings, Inc. (Nasdaq: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, today announced Third Quarter 2017 results.

For the three months ended September 30, 2017, the Company reported Net Sales of $30.6 million and Net Income of $0.5 million or $0.05 per share compared to Net Sales of $23.0 million and Net Income of 0.4 million or $0.05 per share for the three months ended September 30, 2016.

Third Quarter 2017 Highlights

•	$30.6 million in Net Sales represented a year-over-year increase of 33.0% over $23.0 million in the third quarter of 2016.
•	Machine sales revenues increased 60.1% to $19.8 million, led by an 88.7% increase in new machine sales through ASV's growing distribution network.
•	Net income increased $0.1 million to $0.5 million or $0.05 per share, compared to the $0.4 million or $0.05 per share net income in the same period in 2016.
•

Adjusted 2017 net income of $0.5 million or $0.05 per share, compared to third quarter 2016 adjusted pro forma C Corporation net loss of $0.4 million or $(0.04) per share, representing a positive swing of nearly $900,000.

•	Adjusted EBITDA* of $2.8 million or 9.0% of sales compared to third quarter 2016 pro forma adjusted EBITDA of $1.9 million or 8.4% of sales.
•	Working capital reduction of $3.4 million from December 31, 2016.
•	Received $2.0 million order from rental customer for fourth quarter 2017 shipment.
•	Announced parts distribution center to move back to Grand Rapids, MN. with approximately $450,000 of state funding assistance.

*The Glossary at the end of this press release contains further details regarding reconciliation to GAAP items and Adjusted items.

Chairman and Chief Executive Officer, Andrew Rooke commented, “Third quarter 2017 results reflect continued progress in the development of ASV as an independent company and good execution from the team, highlighted by 60% year over year growth from machine sales, a near-doubling in our pre-tax earnings, and expansion in our dealer location count. Year-to-date machine sales through our distribution in North America have completely replaced those previously made through the Terex construction group distribution, and the expansion of our ASV network continued through the quarter, with the addition of twenty-one locations and particularly strong sell-through in Australia where we have also added six dealer locations this year. Our targeted penetration into the rental channel was boosted by the receipt of a $2.0 million order for fourth quarter 2017 delivery that we announced in September. In addition, our equipment remains on test at two regional rental companies here in North America which may well lead to further inroads into the rental market.”

Mr. Rooke continued, “The relocation of our aftermarket parts distribution center to Grand Rapids, Minnesota which we first announced in October, is expected to be completed in the second quarter of 2018, and should yield customer service improvements and reduce our operating costs. The markets we serve remain stable, and we look forward to continuing to execute our plan to stimulate sales and achieve our EBITDA margin and net income growth objectives throughout the year and beyond.

Missi How, Chief Financial Officer, commented, “We are pleased with our progress in positioning ASV for sustainable, long-term success.  Adjusting for certain non-recurring or non-repeating items and public company costs, our gross and EBITDA margins are showing year over year improvement.  We continue to focus on strengthening our balance sheet and have generated nearly $9 million in operating cash flow year-to-date, with

—  more  —

roughly $3 million of that in the third quarter. Working capital is down by $3.4 million for the first nine months of 2017 and our total indebtedness is less than half of what it was at the end of 2016.  We expect to complete the re-financing of our remaining term debt in early 2018, which will further reduce our interest cost. Overall, we anticipate improvements in gross, pre-tax, and net margins as a result of strategic actions we’re taking, and look forward to a strong close to the year.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 800-500-0920 if calling within the United

States or 719-457-2605 if calling internationally. A replay will be available until 11:59 PM ET November 9, 2017 which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 4198866 to access this replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company's corporate website, www.ASVI.com in the “Investors” section.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability.  It’s wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

Forward-Looking Statements

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4)  statements of expected future economic conditions and the effect on us and on dealers or OEM customers, (5) expected benefits of our cost reduction measures, and (6) assumptions underlying statements regarding us or our business.

Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Registration Statement on Form S-1 (SEC File No. 333-216912), which was filed in connection with our initial public offering and is available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” and elsewhere in the Registration Statement on Form S-1. You should not rely upon forward-looking statements as predictions of future events.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this release from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

We from time to time refer to various non-GAAP financial measures in this release.  We believe that this information is useful to understanding our operating results by excluding certain items that may not be indicative of our core operating results and business outlook.  Reference to these non-GAAP financial measures should not be considered as a substitute for, or superior to, results that are presented in a manner consistent with GAAP.  Rather, the non-GAAP financial information should be considered in addition to results that are presented in a manner consistent with GAAP.  A reconciliation of non-GAAP financial measures referred to in this release is provided in the tables at the conclusion of this release.

Company Contact

ASV Holdings, Inc.	Darrow Associates Inc.

Andrew RookePeter Seltzberg, Managing Director

Chairman and Chief Executive OfficerInvestor Relations

218-327-5389(516) 419-9915

andrew.rooke@asvi.compseltzberg@darrowir.com

ASV Holdings, Inc.

Condensed Statements of Income

(In thousands, except par value and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$30,635	$23,011	$92,885	$78,752

Cost of goods sold	25,798	19,339	78,389	66,241

Gross profit	4,837	3,672	14,496	12,511

Research and development costs	503	464	1,561	1,510
Selling, general and administrative expense	2,857	1,509	8,340	6,218

Operating income	1,477	1,699	4,595	4,783

Other income (expense)
Interest expense	(698)	(1,259)	(2,463)	(3,816)
Other income (expense)	—	(2)	1	(18)

Total other expense	(698)	(1,261)	(2,462)	(3,834)

Income before taxes	779	438	2,133	949

Income tax expense (benefit)	257	—	(372)	—

Net income	$522	$438	$2,505	$949

Earnings per share:
Basic net income per share	$0.05	$0.05	$0.28	$0.12
Diluted net income per share	$0.05	$0.05	$0.28	$0.12

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	9,800	8,000	8,897	8,000
Diluted weighted average common shares outstanding	9,800	8,000	8,897	8,000

Pro forma (C corporation basis):
Pro forma tax expense	N/A	$158	$768	$342
Pro forma net income	N/A	$280	$1,365	$607

Pro forma earnings per share:
Basic net income per share	N/A	$0.04	$0.15	$0.08
Diluted net income per share	N/A	$0.04	$0.15	$0.08

ASV Holdings, Inc.

Condensed Balance Sheets

(In thousands, except par value)

	September 30,	December 31,
	2017	2016
	Unaudited	Unaudited
ASSETS
CURRENT ASSETS
Cash	$8	$572
Cash - restricted	—	535
Trade receivables, net	17,096	13,603
Receivables from affiliates	44	1,413
Inventory	25,123	30,896
Prepaid expenses and other	681	537
Total current assets	42,952	47,556

NON-CURRENT ASSETS
Property, plant and equipment, net	14,252	15,402
Intangible assets, net	23,914	25,824
Goodwill	30,579	30,579
Deferred financing costs - revolving loan facility	317	371
Deferred tax asset	947	—
Total assets	$112,961	$119,732

LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable - current portion	$2,150	$3,000
Trade accounts payable	14,209	11,976
Payables to affiliates	1,123	2,298
Accrued compensation and benefits	1,049	1,073
Accrued warranties	1,879	1,870
Accrued product liability- short term	915	2,125
Accrued other	1,139	1,312
Income taxes payable	31	—
Total current liabilities	22,495	23,654

NON-CURRENT LIABILITIES
Revolving loan facility	7,439	15,605
Note payable - long term, net	15,685	26,265
Accrued product liability- long term	82	—
Other long-term liabilities	731	773
Total liabilities	46,432	66,297

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000 authorized, none outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.001 par value, 50,000 authorized, 9,800 and 8,000 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	10	—
Additional paid-in capital	65,367	54,787
Retained earnings (accumulated deficit)	1,152	(1,352)
Total Stockholders' Equity	66,529	53,435

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$112,961	$119,732

ASV Holdings, Inc.

Condensed Statements of Cash Flows

(In thousands)

	For the Nine Months Ended September 30,
	2017	2016
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net income	$2,505	$949
Adjustments to reconcile to net income to net cash
provided by operating activities:
Depreciation	1,716	1,537
Amortization	1,910	1,910
Share-based compensation	231	—
Deferred income tax (benefit)	(947)	—
Loss on sale of fixed assets	46	20
Amortization of deferred finance cost	163	438
Loss on debt extinguishment	83	—
Bad debt expense	17	44
Inventory reserves	377	96
Changes in operating assets and liabilities
Trade receivables	(3,509)	(157)
Net trade receivables/payables from affiliates	194	(721)
Inventory	5,258	(3,950)
Prepaid expenses	(144)	(43)
Trade accounts payable	2,233	(985)
Accrued expenses	(1,444)	(1,186)
Tax payable	31	—
Other long-term liabilities	39	(41)

Net cash provided by (used in) operating activities	8,759	(2,089)

INVESTING ACTIVITIES
Decrease in restricted cash	535	—
Purchase of property and equipment	(474)	(279)

Net cash provided by (used in) investing activities	61	(279)

FINANCING ACTIVITIES
Principal payments on term debt	(1,826)	(5,500)
Debt issuance costs incurred	(9)	(108)
Members equity contribution	—	5,000
Proceeds from issuance of common stock, net of offering costs	10,405	—
Net payments on debt	(10,405)	—
Net payments on revolving credit facilities	(7,549)	2,978

Net cash provided by (used in) financing activities	(9,384)	2,370

NET CHANGE IN CASH	(564)	2

Cash at beginning of period	572	3

Cash at end of period	$8	$5

Supplemental Information

Cautionary Statement Regarding Non-GAAP Measures

This release contains references to “EBITDA” and “Adjusted EBITDA.” EBITDA is defined for the purposes of this release as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our products. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.

However, EBITDA and Adjusted EBITDA are not recognized earnings measures under generally accepted accounting principles of the United States (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as alternatives to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management’s method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA (in thousands)

	For the Three Months Ended September 30,		For the nine Months Ended September 30,
	2017	2016*	2017	2016*
Net income (loss)	$522	$438	$2,505	$949
Interest Expense	698	1,259	2,463	3,816
Depreciation & Amortization	1,192	1,219	3,626	3,447
Income Tax (Benefit) Expense	257	—	(372)	—
EBITDA (1)	$2,669	$2,916	$8,222	$8,212
% of Sales	8.7%	12.7%	8.9%	10.4%
EBITDA	$2,669	$2,916	$8,222	$8,212
Costs of ConExpo trade show (2)	—	—	122	—
Revision to accrual for legal proceeding expenses less legal costs (3)	—	(475)	(208)	(475)
Stock compensation and transaction related compensation costs (4)	96	—	362	—
Adjusted EBITDA (5)	$2,765	$2,441	$8,498	$7,737
Adjusted EBITDA as % of net revenues	9.0%	10.6%	9.1%	9.8%

* The Company converted to a C corporation in May 2017, and consequently 2017 EBITDA for the three and nine months ended September 30, 2017 includes approximately $0.5 million and $1.0 million of public company costs not included in 2016 EBITDA. For the three and nine months ended September 30, 2016, 2016, Pro Forma Adjusted EBITDA is $1.9 million and $6.7 million respectively.

(1)

EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(2)

Costs associated with the 2017 ConExpo trade show.  The ConExpo show, which is held every three years, was held in Las Vegas in March of this year. This show is an international gathering place for the construction industries. It is estimated that 130,000 professionals from around the world attended the show.

(3)

Revision to accrual for legal proceeding expenses is included in Adjusted EBITDA since it is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost.

(4)	Stock compensation and IPO transaction related compensation costs.
(5)

Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Adjusted EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles EBITDA to Adjusted EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

(6)	2016 Pro Forma Adjusted EBITDA is defined as Adjusted EBITDA less public company costs

Reconciliation of GAAP Net Income to Adjusted Net Income (in thousands except shares and EPS)

	Three Months Ended
	September 30, 2017	September 30, 2016
Net income as reported	$522	$438
Revision to legal costs accrual	--	(475)
Pro forma adjustment for public company	--	(516)
Pro forma income before tax	$522	($553)
Pro forma (C corporation basis) tax benefit	--	199
Adjusted Net Income (loss)	$522	$(354)
Weighted average diluted shares outstanding	9,800,000	8,000,000
Basic and Diluted earnings per share as reported	$0.05	$0.05
Total EPS Effect	$--	$(0.09)
Adjusted (pro forma C Corporation) earnings (loss) per share	$0.05	$(0.04)

*Pro forma adjustments for public company costs and (C corporation basis) tax expense: The company converted from a LLC to a corporation on May 11, 2017. The pro forma adjustments reflect the actual public company costs incurred in the third quarter of 2017 as if the company had been a corporation in the third quarter of 2016, and a pro forma (C corporation basis) tax charge on income at a tax rate of 36%.

	September 30, 2017	December 31, 2016
Current Assets	$42,952	$47,556
Current Liabilities	$22,495	$23,654
Current Ratio	1.9	2.0

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt net of deferred financing costs is calculated using the Condensed Consolidated Balance Sheet amounts for 1) deferred financing costs – revolving loan facility, 2) note payable – short term, 3) revolving loan facility and 4) note payable – long term net. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	September 30, 2017	December 31, 2016
Note payable – short term	2,150	3,000
Deferred financing costs – revolving loan facility	(317)	(371)
Revolving loan facility	7,439	15,605
Note payable – long term -net	15,685	26,265
Debt	$24,957	$44,499

Inventory turns are calculated by multiplying cost of goods sold for the referenced three-month period by 4 and dividing that figure by inventory as at the referenced period.

Working capital is calculated as total current assets less total current liabilities

	September 30, 2017	December 31, 2016
Total Current Assets	$42,952	$47,556
Less: Total Current Liabilities	22,495	23,654
Working Capital	$20,457	$23,902